                                                                                                        EXHIBIT 8.2

                                       [Mayer, Brown, Rowe & Maw Letterhead]

                                            January 20, 2006

Residential Asset Securities Corporation
8400 Normandale Lake Boulevard, Suite 250
Minneapolis, MN  55437

Ladies and Gentlemen:

         We have advised  Residential  Asset  Securities  Corporation  (the  "Registrant")  with respect to certain federal income tax aspects of the issuance of certificates  (the "REMIC  Certificates"),  issuable in series (each, a "Series") under the Registration Statement on Form S-3, to  be filed by the Registrant with the Securities and
Exchange Commission on January 20, 2006 (the "Registration Statement").  Capitalized terms used but not defined herein have the meanings specified in the Registration Statement.

         We have examined such  instruments,  documents and records as we deemed  relevant and necessary as a basis of our opinion hereinafter expressed. In such examination,  we have assumed the following:  (a) the authenticity of original  documents and the  genuineness of all  signatures;  (b) the  conformity to the originals of all documents submitted to us as copies;  (c) the  truth,  accuracy and  completeness  of the  information,  representations  and warranties  contained in the records,  documents,  instruments  and  certificates  we have reviewed;  (d) the legal capacity of all natural persons;  and (e) the  authenticity of oral or written  statements and  representations  of public officials, officers and other representatives of the Registrant and others.

         Based on such examinations,  as to each series of REMIC Certificates offered pursuant to this Registration
Statement for which we serve as counsel to the Registrant,  assuming (i) compliance with all provisions of the related pooling and servicing  agreement,  (ii) the representations and warranties of the Sellers,  Master Servicer and  Depositor  set forth in the related  pooling  and  servicing  agreement  are true,  (iii)  there is  continued
compliance  with  applicable  provisions of the Internal  Revenue Code, as it may be amended from time to time, and applicable  Treasury  regulations  issued thereunder and (iv) a REMIC election is made timely in the required form, for federal income tax purposes,  we are of the opinion that each related trust, or each applicable group of assets held by the related  trust as to which an election to be treated as a REMIC will be made,  will  qualify as a REMIC and the offered REMIC  Certificates  will be considered to evidence  ownership of REMIC regular  interests or REMIC residual interests in one of those REMICs within the meaning of the REMIC Provisions.

         We are further of the  opinion  that,  although  the  discussion  set forth in the  succeeding  paragraphs concerning the United States  federal income  taxation of pools of assets for which a REMIC election is made and of the  regular  and  residual  interests  in such pools of assets  generally  (i) does  not  purport to set forth any
opinion  of  counsel   concerning  any  other particular   federal  income  tax  matter,   (ii) is   directed  solely  to
certificateholders  that hold the  certificates  as capital  assets  within  the  meaning  of  Section 1221  of the
Internal  Revenue  Code,  (iii) does  not  purport to discuss  all  federal  income  tax  consequences  that may be applicable  to  particular  individual  circumstances,  including  those of  banks,  insurance  companies,  foreign investors,  tax-exempt  organizations,  dealers in securities or currencies,  mutual funds,  real estate investment trusts,  S  corporations,  estates  and  trusts,  securityholders  that  hold  the  securities  as part of a hedge, straddle,  integrated or conversion  transaction,  or securityholders  whose functional  currency is not the United
States dollar,  (iv) does not address  alternative  minimum tax  consequences and (v) does not address the indirect effects on the  holders of equity  interests  in a  securityholder,  with  respect  to those  matters  that it does address,  to the extent that they constitute matters of law or legal conclusions,  that discussion  provides a fair and accurate  summary of the United States  federal  income  taxation of pools of assets for which a REMIC election is made and of the regular and residual interests therein as of the date hereof.

                  Classification of REMICs

         If an  entity  electing  to be  treated  as a REMIC  fails  to  comply  with  one or  more of the  ongoing requirements  of the  Internal  Revenue Code for that status  during any taxable  year,  the Internal  Revenue Code provides  that the entity will not be treated as a REMIC for that year and  thereafter.  In that event,  the entity may be taxable as a separate  corporation under Treasury  regulations,  and the related REMIC  certificates may not be accorded the status or given the tax treatment described in the form of base prospectus included in the Registration
Statement under "Material  Federal Income Tax Consequences."  Although the  Internal  Revenue  Code  authorizes  the
Treasury  Department  to issue  regulations providing  relief in the event of an  inadvertent  termination of REMIC status,  no  regulations  have been issued. Any relief,  moreover,  may be  accompanied  by sanctions,  including the imposition of a corporate tax on all or a portion of the  trust's  income for the period in which the  requirements for that status are not  satisfied.  The pooling and servicing  agreement or trust agreement with respect to each REMIC will include provisions  designed to maintain the trust's status as a REMIC under the REMIC  Provisions.  It is not anticipated  that the status of any trust as a REMIC will be terminated.

                  Characterization of Investments in REMIC Certificates

         In   general,   the  REMIC   certificates   will  be  "real   estate   assets"   within  the   meaning  of
Section 856(c)(4)(A)  of the Internal Revenue Code and assets described in  Section 7701(a)(19)(C)  of the Internal
Revenue  Code in the same  proportion  that  the  assets  of the  REMIC  underlying  the  certificates  would be so treated.  Moreover,  if 95% or more of the assets of the REMIC qualify for any of the  foregoing  treatments at all times during a calendar year, the REMIC  Certificates will qualify for the  corresponding  status in their entirety for that calendar  year.  Interest,  including  original  issue  discount,  on the REMIC regular  certificates  and income allocated to the class of REMIC residual  certificates  will be interest  described in  Section 856(c)(3)(B)
of the Internal  Revenue Code to the extent that those  certificates are treated as "real estate assets" within the meaning of Section  856(c)(4)(A) of the Internal  Revenue Code. In addition,  the REMIC regular  certificates  will be "qualified  mortgages" within the meaning of  Section 860G(a)(3)(C)  of the Internal Revenue Code if transferred to  another  REMIC  on its  startup  day in  exchange  for  regular  or  residual  interests  in  that  REMIC.  The determination  as to the  percentage  of the REMIC's  assets that  constitute  assets  described  in the  foregoing sections of the  Internal  Revenue  Code will be made with respect to each  calendar  quarter  based on the average adjusted  basis of each  category  of the  assets  held by the REMIC  during  that  calendar  quarter.  The  Master
Servicer or the Certificate  Administrator,  as applicable,  will report those determinations to certificateholders in the manner and at the times required by applicable Treasury regulations.

         The  assets  of the REMIC  will  include,  in  addition  to  mortgage  collateral,  payments  on  mortgage collateral held pending  distribution on the REMIC  certificates and property  acquired by foreclosure held pending sale, and may include amounts in reserve  accounts.  It is unclear whether  property  acquired by foreclosure  held pending  sale and  amounts in reserve  accounts  would be  considered  to be part of the  mortgage  collateral,  or whether those assets,  to the extent not invested in assets  described in the foregoing  sections,  otherwise would receive  the  same  treatment  as the  mortgage  collateral  for  purposes  of all of the  foregoing  sections.  In addition,  in some  instances  collateral may not be  treated  entirely  as assets  described  in the  foregoing sections.  If  so,  the  related  prospectus  supplement  will  describe  the  mortgage  collateral that may not be so treated.  The REMIC  regulations do  provide,  however,  that  payments on mortgage  collateral held  pending distribution  are  considered  part of the mortgage collateral for  purposes of  Section 856(c)(4)(A)  of the
Internal  Revenue  Code.  Furthermore,  foreclosure property will qualify as "real estate assets" under
Section 856(c)(4)(A) of the Internal Revenue Code.

                  Tiered REMIC Structures

         For some series of REMIC  certificates,  two or more separate  elections  may be made to treat  designated portions of the related trust as Tiered REMICs for federal income tax purposes.

         Solely for purposes of  determining  whether the REMIC  certificates  will be "real estate  assets" within the  meaning of  Section 856(c)(4)(A)  of the  Internal  Revenue  Code,  and "loans  secured by an interest in real property" under  Section 7701(a)(19)(C)  of the Internal  Revenue Code, and whether the income on the  certificates is interest  described in  Section 856(c)(3)(B)  of the Internal Revenue Code, the Tiered REMICs will be treated as one REMIC.

                  Taxation of Owners of REMIC Regular Certificates

         General

         Except as otherwise  stated in this  discussion,  REMIC regular  certificates  will be treated for federal income tax  purposes as debt  instruments  issued by the REMIC and not as  ownership  interests in the REMIC or its assets.  Moreover,  holders of REMIC  regular  certificates  that  otherwise  report  income under a cash method of accounting will be required to report income with respect to REMIC regular certificates under an accrual method.

                  Original Issue Discount

         Some REMIC  regular  certificates  may be issued  with  "original  issue  discount"  within the meaning of
Section 1273(a)  of the Internal  Revenue  Code.  Any holders of REMIC  regular  certificates  issued with original issue  discount  typically  will be  required  to include  original  issue  discount  in income as it  accrues,  in accordance  with the method  described  below,  in advance of the receipt of the cash  attributable to that income.
In addition,  Section 1272(a)(6)  of the Internal  Revenue Code provides  special rules applicable to REMIC regular certificates  and certain other debt  instruments  issued with original issue discount.  Regulations  have not been issued under that section.

         The  Internal  Revenue  Code  requires  that a  prepayment  assumption  be used with  respect to  mortgage collateral  held by a REMIC in  computing  the accrual of original  issue  discount on REMIC  regular  certificates issued by that REMIC,  and that  adjustments  be made in the amount and rate of accrual of the  discount to reflect differences between the actual prepayment rate and the prepayment  assumption.  The prepayment  assumption is to be determined  in a manner  prescribed  in Treasury  regulations;  as noted  above,  those  regulations  have not been issued.  The conference  committee  report  accompanying  the Tax Reform Act of 1986 indicates that the regulations will provide that the prepayment  assumption used with respect to a REMIC regular  certificate  must be the same as that used in pricing the initial  offering of the REMIC regular  certificate.  The  prepayment  assumption  used by the master  servicer or the  Certificate  Administrator,  as applicable,  in reporting  original issue discount for each series of REMIC  regular  certificates  will be  consistent  with this  standard  and will be disclosed in the accompanying  prospectus  supplement.  However,  neither the  Depositor,  the Master  Servicer nor the  Certificate
Administrator  will make any representation  that the mortgage  collateral will in fact prepay at a rate conforming to the prepayment assumption or at any other rate.

         The original  issue  discount,  if any, on a REMIC  regular  certificate  will be the excess of its stated
redemption  price at  maturity  over its  issue  price.  The issue  price of a  particular  class of REMIC  regular certificates  will be the first cash price at which a  substantial  amount of REMIC  regular  certificates  of that class is sold,  excluding sales to bond houses,  brokers and underwriters.  If less than a substantial  amount of a particular  class  of REMIC  regular  certificates  is sold  for  cash on or  prior  to the  date of their  initial issuance,  or the closing  date,  the issue  price for that class will be treated as the fair  market  value of the class on the closing date. Under the OID regulations,  the stated  redemption price of a REMIC regular  certificate is equal to the total of all  payments  to be made on that  certificate  other than  "qualified  stated  interest."
Qualified  stated  interest  includes  interest  that is  unconditionally  payable  at least  annually  at a single fixed-rate,  or in the case of a variable  rate debt  instrument,  at a "qualified  floating  rate," an  "objective rate," a combination of a single  fixed-rate and one or more "qualified  floating rates" or one "qualified  inverse floating  rate," or a combination  of "qualified  floating  rates" that generally does not operate in a manner that accelerates or defers interest payments on a REMIC regular certificate.

         In the case of REMIC regular  certificates  bearing  adjustable  interest rates, the  determination of the total amount of original  issue  discount and the timing of the inclusion of the original  issue discount will vary according to the  characteristics  of the REMIC regular  certificates.  If the original  issue discount rules apply to the  certificates,  the accompanying  prospectus  supplement will describe the manner in which the rules will be applied  by  the  master  servicer  or  the  Certificate  Administrator,  as  applicable,  with  respect  to  those certificates in preparing information returns to the certificateholders and the Internal Revenue Service, or IRS.

         Some classes of the REMIC regular  certificates  may provide for the first  interest  payment with respect to their  certificates  to be made more than one month after the date of  issuance,  a period  which is longer than the subsequent  monthly intervals between interest  payments.  Assuming the "accrual period" (as defined below) for original  issue discount is each monthly  period that begins or ends on a  distribution  date, in some cases,  as a consequence  of this "long first accrual  period," some or all interest  payments may be required to be included in the stated  redemption  price of the REMIC  regular  certificate  and  accounted  for as original  issue  discount.
Because  interest  on REMIC  regular  certificates  must in any event be  accounted  for under an  accrual  method, applying  this  analysis  would result in only a slight  difference in the timing of the inclusion in income of the yield on the REMIC regular certificates.

         In addition,  if the accrued interest to be paid on the first  distribution  date is computed with respect to a period that  begins  prior to the  closing  date,  a portion of the  purchase  price paid for a REMIC  regular certificate will reflect the accrued interest. In these cases,  information returns to the  certificateholders  and the IRS will be based on the  position  that the portion of the purchase  price paid for the interest  accrued with respect  to  periods  prior to the  closing  date is  treated  as part of the  overall  cost of the  REMIC  regular certificate,  and not as a separate asset the cost of which is recovered  entirely out of interest  received on the next  distribution  date,  and that  portion  of the  interest  paid on the  first  distribution  date in excess of interest  accrued  for a number of days  corresponding  to the  number of days from the  closing  date to the first distribution  date should be included in the stated  redemption  price of the REMIC regular  certificate.  However, the OID regulations  state that all or some portion of the accrued  interest may be treated as a separate asset the cost of which is  recovered  entirely out of interest  paid on the first  distribution  date.  It is unclear how an election to do so would be made under the OID regulations  and whether that election could be made  unilaterally by a certificateholder.

         Notwithstanding  the general  definition of original  issue  discount,  original issue discount on a REMIC regular  certificate  will be considered to be de minimis if it is less than 0.25% of the stated  redemption  price of the REMIC regular  certificate  multiplied by its weighted average life. For this purpose,  the weighted average life of the REMIC  regular  certificate  is  computed  as the sum of the  amounts  determined,  as to each  payment included  in the stated  redemption  price of the REMIC  regular  certificate,  by  multiplying  (i) the  number of complete  years,  rounding  down for partial  years,  from the issue date until the payment is expected to be made, presumably  taking into  account the  prepayment  assumption,  by (ii) a  fraction,  the  numerator of which is the amount of the  payment,  and the  denominator  of which is the stated  redemption  price at  maturity  of the REMIC regular  certificate.  Under the OID regulations,  original issue discount of only a de minimis amount,  other than de minimis  original issue  discount  attributable  to a so-called  "teaser"  interest rate or an initial  interest holiday,  will be  included  in income as each  payment of stated  principal  is made,  based on the product of the total  remaining  amount of the de minimis  original issue  discount and a fraction,  the numerator of which is the amount of the principal  payment,  and the denominator of which is the outstanding  stated  principal amount of the
REMIC  regular  certificate.  The OID  regulations  also  would  permit a  certificateholder  to elect to accrue de minimis  original issue discount into income  currently  based on a constant yield method.  See "--Market  Discount"
below for a description of that election under the OID regulations.

         If original  issue  discount  on a REMIC  regular  certificate  is in excess of a de minimis  amount,  the holder of the certificate  must include in ordinary gross income the sum of the "daily  portions" of original issue discount  for each day  during its  taxable  year on which it held the REMIC  regular  certificate,  including  the purchase  date  but  excluding  the  disposition  date.  In the  case of an  original  holder  of a  REMIC  regular certificate, the daily portions of original issue discount will be determined as follows.

         The  accompanying  prospectus  supplement will describe the applicable  accrual period.  In general,  each
"accrual  period" that begins or ends on a date that  corresponds to a  distribution  date and begins on the first day following the immediately  preceding accrual period, or in the case of the first accrual period,  begins on the closing date, a calculation  will be made of the portion of the original  issue  discount that accrued  during that accrual  period.  The portion of original  issue discount that accrues in any accrual period will equal the excess, if any, of (i) the sum of (A) the present value, as of the end of the accrual period,  of all of the  distributions remaining to be made on the REMIC regular  certificate,  if any, in future periods and (B) the  distributions  made on the REMIC regular  certificate  during the accrual period of amounts  included in the stated  redemption  price, over (ii) the  adjusted issue price of the REMIC regular  certificate at the beginning of the accrual  period.  The present  value  of  the  remaining  distributions  referred  to  in  the  preceding  sentence  will  be  calculated
(1) assuming  that  distributions on the REMIC regular  certificate will be received in future periods based on the mortgage  collateral  being  prepaid at a rate equal to the  prepayment  assumption  and  (2) using a discount rate equal to the original  yield to maturity of the  certificate.  For these  purposes,  the original yield to maturity of the certificate will be calculated  based on its issue price and assuming that  distributions on the certificate will be made in all  accrual  periods  based  on the  mortgage  collateral  being  prepaid  at a rate  equal to the prepayment  assumption.  The adjusted  issue price of a REMIC regular  certificate  at the beginning of any accrual period  will  equal the issue  price of the  certificate,  increased  by the  aggregate  amount of  original  issue discount that accrued with respect to that certificate in prior accrual  periods,  and reduced by the amount of any distributions  made on that REMIC regular  certificate in prior accrual  periods of amounts  included in its stated
redemption  price.  The original issue discount  accruing during any accrual period,  computed as described  above, will be allocated  ratably to each day during the accrual  period to determine the daily portion of original  issue discount for that day.

         The OID  regulations  suggest that  original  issue  discount with respect to  securities  that  represent multiple  uncertificated  REMIC regular interests,  in which ownership  interests will be issued  simultaneously to the same buyer and which may be  required  under the related  pooling and  servicing  agreement  to be  transferred together,  should be computed on an aggregate  method.  In the absence of further  guidance from the IRS,  original issue  discount with respect to securities  that represent the ownership of multiple  uncertificated  REMIC regular interests will be reported to the IRS and the  certificateholders  on an aggregate method based on a single overall constant  yield and the  prepayment  assumption  stated in the  accompanying  prospectus  supplement,  treating all uncertificated  regular  interests as a single debt instrument as described in the OID regulations,  so long as the pooling and servicing agreement requires that the uncertificated regular interests be transferred together.

         A  subsequent  purchaser  of a  REMIC  regular  certificate  that  purchases  the  certificate  at a cost, excluding any portion of that cost  attributable  to accrued  qualified  stated  interest,  less than its remaining stated  redemption  price will also be required to include in gross income the daily portions of any original issue discount with respect to that certificate.  However,  each daily portion will be reduced,  if the cost is in excess of its  "adjusted  issue  price," in  proportion  to the ratio that excess bears to the  aggregate  original  issue discount  remaining to be accrued on the REMIC  regular  certificate.  The adjusted  issue price of a REMIC regular certificate on any given day equals (i) the  adjusted issue price or, in the case of the first accrual period,  the issue price,  of the  certificate  at the  beginning of the accrual  period which  includes that day, plus (ii) the daily  portions of original  issue  discount  for all days during the accrual  period prior to that day minus (iii)
any principal payments made during the accrual period prior to that day with respect to the certificate.

                  Market Discount

         A  certificateholder  that  purchases a REMIC regular  certificate at a market  discount,  that is, in the case of a REMIC regular  certificate  issued  without  original issue  discount,  at a purchase price less than its remaining  stated  principal  amount,  or in the case of a REMIC regular  certificate  issued with  original  issue discount,  at a purchase  price less than its  adjusted  issue price will  recognize  income  upon  receipt of each distribution  representing  stated  redemption  price. In particular,  under  Section 1276 of the Internal  Revenue
Code  such  a  certificateholder  generally  will  be  required  to  allocate  the  portion  of  each  distribution representing  stated  redemption price first to accrued market discount not previously  included in income,  and to recognize ordinary income to that extent.

         A  certificateholder  may elect to include market  discount in income  currently as it accrues rather than including  it on a deferred  basis in  accordance  with the  foregoing.  If made,  the  election  will apply to all market  discount  bonds  acquired by the  certificateholder  on or after the first day of the first taxable year to which the election applies.  In addition,  the OID regulations  permit a  certificateholder  to elect to accrue all interest,  discount,  including de minimis  market or original issue  discount,  and premium in income as interest, based on a constant  yield  method.  If the election  were made with respect to a REMIC  regular  certificate  with market  discount,  the  certificateholder  would be deemed to have made an  election  to include  currently  market discount in income with respect to all other debt  instruments  having market  discount that the  certificateholder acquires  during the taxable year of the election or  thereafter.  Similarly,  a  certificateholder  that made this election  for a  certificate  that is  acquired  at a premium  would be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that the  certificateholder  owns or  acquires.  See  "--Premium"  below.  Each of these  elections  to accrue  interest,  discount  and premium  with respect to a certificate  on a constant  yield method or as interest may not be revoked  without the consent of the
IRS.

         However,  market discount with respect to a REMIC regular  certificate will be considered to be de minimis for  purposes  of  Section  1276 of the  Internal  Revenue  Code if the market  discount  is less than 0.25% of the remaining stated  redemption price of the REMIC regular  certificate  multiplied by the number of complete years to maturity  remaining  after the date of its purchase.  In interpreting a similar rule with respect to original issue discount on obligations  payable in  installments,  the OID regulations  refer to the weighted  average maturity of obligations,  and it is likely  that the same rule will be  applied  with  respect to market  discount,  presumably taking into account the  prepayment  assumption.  If market  discount is treated as de minimis  under this rule, it appears that the actual  discount  would be treated in a manner  similar to original issue discount of a de minimis amount.  See "-- Original  Issue  Discount."  This  treatment may result in discount  being  included in income at a slower rate than discount would be required to be included in income using the method described above.

         Section 1276(b)(3)  of the Internal Revenue Code specifically  authorizes the Treasury Department to issue regulations  providing for the method for accruing market discount on debt  instruments,  the principal of which is payable in more than one  installment.  Until  regulations  are issued by the Treasury  Department,  certain  rules described in the  conference committee report  accompanying the Tax Reform Act of 1986 apply.  The  conference committee report  indicates  that in each accrual  period market discount on REMIC regular certificates should accrue, at the certificateholder's option:

o   on the basis of a constant yield method,

o   in the case of a REMIC regular certificate issued without original issue discount, in an amount that bears the same ratio to the total  remaining  market  discount as the stated interest paid in the accrual period bears to the total amount of stated interest  remaining to be paid on the REMIC regular  certificate as of the beginning of the accrual period, or

o   in the case of a REMIC regular  certificate  issued with original issue discount,  in an amount that bears the same ratio to the total  remaining  market  discount as the  original  issue  discount  accrued in the accrual period bears to the total original  issue discount  remaining on the REMIC regular  certificate at the beginning of the accrual period.

         Moreover,  the prepayment  assumption  used in calculating the accrual of original issue discount is to be used in calculating  the accrual of market  discount.  Because the  regulations  referred to in this paragraph have not been issued,  it is not possible to predict what effect those  regulations might have on the tax treatment of a
REMIC regular certificate purchased at a discount in the secondary market.

         To the extent  that REMIC  regular  certificates  provide  for  monthly  or other  periodic  distributions throughout  their term, the effect of these rules may be to require  market  discount to be includible in income at a rate that is not  significantly  slower  than the rate at which the  discount  would  accrue if it were  original issue  discount.  Moreover,  in any event a holder of a REMIC  regular  certificate  generally  will be required to treat a portion of any gain on the sale or exchange  of that  certificate  as ordinary  income to the extent of the market  discount  accrued to the date of disposition  under one of the foregoing  methods,  less any accrued market discount previously reported as ordinary income.

         In addition,  under  Section 1277  of the Internal  Revenue Code, a holder of a REMIC regular  certificate may be  required  to  defer  a  portion  of its  interest  deductions  for the  taxable  year  attributable  to any indebtedness  incurred  or  continued  to  purchase  or carry a REMIC  regular  certificate  purchased  with market discount.  For these  purposes,  the de minimis  rule  referred to above  applies.  Any deferred  interest  expense would not exceed the market  discount  that  accrues  during that  taxable  year and is, in  general,  allowed as a deduction not later than the year in which the market  discount is  includible  in income.  If the holder elects to include  market  discount in income  currently as it accrues on all market  discount  instruments  acquired by that holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

                  Premium

         A REMIC  regular  certificate  purchased at a cost,  excluding  any portion of that cost  attributable  to accrued  qualified  stated interest,  greater than its remaining  stated  redemption price will be considered to be purchased at a premium.  The holder of a REMIC  regular  certificate  may elect under  Section 171  of the Internal
Revenue Code to amortize that premium under the constant  yield method over the life of the  certificate.  If made, this  election  will  apply to all debt  instruments  having  amortizable  bond  premium  that the  holder  owns or subsequently  acquires.  Amortizable  premium will be treated as an offset to interest  income on the related REMIC
regular   certificate,   rather  than  as  a  separate  interest   deduction.   The  OID  regulations  also  permit
certificateholders  to elect to include all  interest,  discount  and premium in income  based on a constant  yield method,  further  treating the  certificateholder  as having made the election to amortize premium  generally.  See
"--Market  Discount."  The  conference  committee  report states that the same rules that apply to accrual of market discount,  which rules will require use of a prepayment  assumption  in accruing  market  discount  with respect to
REMIC regular  certificates  without regard to whether those  certificates have original issue discount,  will also apply in amortizing  bond premium under  Section 171  of the Internal  Revenue Code. It is possible that the use of an assumption that there will be no prepayments may be required in calculating the amortization of premium.

                  Realized Losses

         Under Section 166 of the Internal Revenue Code, both corporate  holders of the REMIC regular  certificates and noncorporate  holders of the REMIC regular  certificates  that acquire those  certificates in connection with a trade or business should be allowed to deduct,  as ordinary  losses,  any losses sustained during a taxable year in which their certificates  become wholly or partially  worthless as the result of one or more Realized Losses on the mortgage  collateral.  However,  it  appears  that a  noncorporate  holder  that does not  acquire a REMIC  regular certificate  in connection  with a trade or business will not be entitled to deduct a loss under Section 166 of the
Internal Revenue Code until the holder's  certificate  becomes wholly  worthless--until  its outstanding  principal balance has been reduced to zero--and that the loss will be characterized as a short-term capital loss.

         Each holder of a REMIC  regular  certificate  will be  required  to accrue  interest  and  original  issue discount with respect to that  certificate,  without giving effect to any reductions in distributions  attributable to  defaults  or  delinquencies  on  the  mortgage  collateral  or  the  underlying  certificates  until  it can be established  that any reduction  ultimately  will not be  recoverable.  As a result,  the amount of taxable  income reported in any period by the holder of a REMIC  regular  certificate  could  exceed the amount of economic  income actually  realized by the holder in that period.  Although  the holder of a REMIC  regular  certificate  eventually will recognize a loss or reduction in income  attributable  to previously  accrued and included income that, as the result of a Realized  Loss,  ultimately  will not be  realized,  the law is unclear  with respect to the timing and character of the loss or reduction in income.

                  Taxation of Owners of REMIC Residual Certificates

         General

         As  residual  interests,  the  REMIC  residual  certificates  will be  subject  to tax rules  that  differ significantly  from those that would apply if the REMIC residual  certificates  were treated for federal income tax purposes as direct ownership interests in the mortgage collateral or as debt instruments issued by the REMIC.

         A holder of a REMIC  residual  certificate  generally  will be required to report its daily portion of the taxable  income or, in accordance  with the  limitations  noted in this  discussion,  the net loss of the REMIC for each day during a calendar  quarter that the holder owned the REMIC  residual  certificate.  For this purpose,  the taxable income or net loss of the REMIC will be allocated to each day in the calendar  quarter  ratably using a "30 days per month/90 days per quarter/360  days per year"  convention.  The daily amounts will then be allocated among the REMIC  residual  certificateholders  in proportion  to their  respective  ownership  interests on that day. Any amount  included  in the gross  income or allowed as a loss of any REMIC  residual  certificateholder  by virtue of this  allocation  will be treated as ordinary  income or loss.  The taxable  income of the REMIC will be determined under the rules  described in the base prospectus included in the Registration Statement in "--Taxable  Income of
the REMIC" and will be taxable to the REMIC residual  certificateholders  without regard to the timing or amount of cash  distributions by the REMIC.  Ordinary income  derived  from REMIC  residual  certificates  will be
"portfolio  income" for  purposes of the  taxation of taxpayers in accordance with  limitations  under Section 469 of the Internal  Revenue Code on the  deductibility of "passive losses."

         A holder of a REMIC  residual  certificate  that  purchased  the  certificate  from a prior holder of that certificate  also will be  required  to report on its  federal  income tax return  amounts  representing  its daily portion  of the  taxable  income  or net  loss  of the  REMIC  for  each  day  that it  holds  the  REMIC  residual certificate.  These daily portions  generally  will equal the amounts of taxable  income or net loss  determined as described  above.  The  conference committee  report accompanying the Tax Reform Act of 1986 indicates  that modifications  of the  general  rules  may be made,  by regulations,  legislation  or  otherwise,  to  reduce,  or increase,  the  income  or  loss  of a  REMIC  residual certificateholder  that  purchased the REMIC  residual certificate  from a prior holder of such  certificate  at a price greater than, or less than,  the adjusted  basis
(as defined  below) that REMIC  residual  certificate  would have had in the hands of an original holder of that certificate.  The REMIC  regulations,  however,  do not provide for any such modifications.

         Any payments  received by a holder of a REMIC residual  certificate in connection  with the acquisition of that  Certificate  will be taken into  account in  determining  the income of that  holder for  federal  income tax purposes.  On May 11,  2004,  the IRS issued final  regulations  that require such payment to be included in income over time  according to an  amortization  schedule that  reasonably  reflects the costs and benefits of holding the
REMIC residual  certificate  over its expected life. The  regulations  also provide two more specific  methods that will be  accepted  as meeting the  general  test set forth  above for  determining  the timing and amount of income inclusion.  One method  generally  follows the method of inclusion used by the taxpayer for GAAP purposes,  but not over a period  shorter  than the period  over which the REMIC is  expected to  generate  income.  The other  method calls for ratable  inclusion over the remaining  anticipated  weighted average life of the REMIC as of the time the
REMIC residual  certificate is transferred to the taxpayer.  Holders of REMIC residual  certificates are encouraged to consult  their tax  advisors  concerning  the  treatment of these  payments  for income tax  purposes  under the regulations.

         The amount of income REMIC residual  certificateholders  will be required to report,  or the tax liability associated  with  that  income,  may  exceed  the  amount  of cash  distributions  received  from the REMIC for the corresponding  period.  Consequently,  REMIC  residual  certificateholders  should  have  other  sources  of  funds sufficient to pay any federal  income taxes due as a result of their  ownership of REMIC residual  certificates  or unrelated  deductions against which income may be offset,  subject to the rules relating to "excess inclusions" and
"noneconomic"  residual  interests  discussed  below.  The fact that the tax liability  associated  with the income allocated to REMIC residual  certificateholders  may exceed the cash  distributions  received by the REMIC residual
certificateholders   for  the  corresponding   period  may  significantly   adversely  affect  the  REMIC  residual
certificateholders' after-tax rate of return.

                  Taxable Income of the REMIC

         The taxable  income of the REMIC will equal the income from the  mortgage  collateral  and other assets of the REMIC plus any  cancellation of  indebtedness  income due to the allocation of Realized Losses to REMIC regular certificates,  less the  deductions  allowed to the REMIC for  interest,  including  original  issue  discount  and reduced by the amortization of any premium received on issuance, on the REMIC regular  certificates,  and any other class of REMIC certificates  constituting "regular interests" in the REMIC not offered hereby,  amortization of any premium on the mortgage  collateral,  bad debt  deductions  with respect to the mortgage  collateral and, except as described below, for servicing, administrative and other expenses.

         For purposes of determining  its taxable  income,  the REMIC will have an initial  aggregate  basis in its assets  equal to their fair market value  immediately  after their  transfer to the REMIC.  For this  purpose,  the master  servicer or the  Certificate  Administrator,  as applicable,  intends to treat the fair market value of the mortgage  collateral  as being equal to the  aggregate  issue prices of the REMIC  regular  certificates  and REMIC residual  certificates.  The aggregate basis will be allocated among the mortgage  collateral  collectively and the other  assets of the REMIC in  proportion  to their  respective  fair market  values.  The issue price of any REMIC certificates  offered hereby will be determined in the manner  described above under "-- Taxation of Owners of REMIC
Regular  Certificates--Original  Issue  Discount."  Accordingly,  if one or more classes of REMIC  certificates  are retained initially rather than sold, the master servicer or the Certificate  Administrator,  as applicable,  may be required to estimate the fair market value of those  interests in order to determine  the basis of the REMIC in the mortgage collateral and other property held by the REMIC.

         Subject  to the  possible  application  of the de  minimis  rules,  the  method of accrual by the REMIC of original issue discount income and market  discount  income with respect to mortgage  collateral that it holds will
be   equivalent   to   the   method   of   accruing    original   issue   discount   income   for   REMIC   regular
certificateholders--under  the constant  yield method taking into account the  prepayment  assumption.  However,  a
REMIC that acquires  collateral at a market discount must include the discount in income currently,  as it accrues, on a constant  interest basis. See "-- Taxation of Owners of REMIC Regular  Certificates"  above,  which describes a method of  accruing  discount  income  that is  analogous  to that  required  to be used by a REMIC as to  mortgage collateral with market discount that it holds.

         An item of  mortgage  collateral  will be deemed to have been  acquired  with  discount  or premium to the extent that the REMIC's  basis  therein,  determined  as  described  in the  preceding  paragraph,  is less than or greater  than its  stated  redemption  price.  Any  discount  will be  includible  in the income of the REMIC as it accrues,  in advance  of receipt of the cash  attributable  to that  income,  under a method  similar to the method described  above for accruing  original issue discount on the REMIC regular  certificates.  It is anticipated  that each REMIC will elect under  Section 171  of the  Internal  Revenue  Code to amortize  any premium on the  mortgage collateral.  Premium on any item of mortgage  collateral  to which the election  applies may be  amortized  under a constant yield method, presumably taking into account a prepayment assumption.

         A REMIC will be allowed deductions for interest,  including original issue discount,  on the REMIC regular certificates,  equal to the deductions  that would be allowed if the REMIC regular  certificates were indebtedness  of the REMIC.  Original  issue  discount  will be  considered to accrue for this purpose as described above  under "-- Taxation  of Owners of REMIC  Regular  Certificates--Original  Issue  Discount,"  except that the de minimis rule and the adjustments for subsequent  holders of REMIC regular  certificates described  therein will not apply.

         If a class of REMIC  regular  certificates  is  issued at an Issue  Premium,  the net  amount of  interest deductions  that are allowed the REMIC in each taxable year with respect to the REMIC regular  certificates of that class will be reduced by an amount  equal to the portion of the Issue  Premium that is  considered  to be amortized or repaid in that year.  Although  the matter is not entirely  certain,  it is likely that Issue  Premium  would be amortized  under a constant  yield method in a manner  analogous to the method of accruing  original issue discount described above under "--Taxation of Owners of REMIC Regular Certificates--Original Issue Discount."

         As a general rule,  the taxable  income of the REMIC will be determined in the same manner as if the REMIC were an  individual  having the  calendar  year as its  taxable  year and using the accrual  method of  accounting.
However,  no item of income,  gain,  loss or deduction  allocable to a  prohibited  transaction  will be taken into account.  See  "--Prohibited  Transactions  and Other  Possible  REMIC Taxes"  below.  Further,  the  limitation  on miscellaneous  itemized  deductions imposed on individuals by Section 67 of the Internal Revenue Code, which allows those  deductions  only to the extent they exceed in the aggregate  two percent of the  taxpayer's  adjusted  gross income,  will not be  applied  at the REMIC  level so that the REMIC  will be  allowed  deductions  for  servicing, administrative  and other  non-interest  expenses in determining its taxable income.  All of these expenses will be allocated as a separate item to the holders of REMIC  residual  certificates,  subject to the limitation of Section
67 of the Internal  Revenue Code.  See  "--Possible  Pass-Through  of  Miscellaneous  Itemized  Deductions."  If the
deductions  allowed to the REMIC  exceed its gross income for a calendar  quarter,  the excess will be the net loss for the REMIC for that calendar quarter.

                  Basis Rules, Net Losses and Distributions

         The  adjusted  basis of a REMIC  residual  certificate  will be equal to the  amount  paid for that  REMIC residual certificate,  increased by amounts included in the income of the related  certificateholder and decreased, but not below zero, by distributions made, and by net losses allocated, to the related certificateholder.

         A REMIC  residual  certificateholder  is not allowed to take into  account  any net loss for any  calendar quarter to the extent the net loss  exceeds  the REMIC  residual  certificateholder's  adjusted  basis in its REMIC residual  certificate  as of the close of that calendar  quarter,  determined  without  regard to the net loss. Any loss that is not currently  deductible by reason of this limitation may be carried  forward  indefinitely to future calendar  quarters and, in accordance  with the same  limitation,  may be used only to offset income from the REMIC residual  certificate.  The ability of REMIC residual  certificateholders  to deduct net losses may be subject to additional  limitations  under the Internal  Revenue Code,  as to which the  certificateholders  are  encouraged to consult their tax advisors.

         Any  distribution on a REMIC residual  certificate  will be treated as a non-taxable  return of capital to the  extent it does not exceed the  holder's  adjusted  basis in the REMIC  residual  certificate.  To the extent a distribution on a REMIC residual  certificate  exceeds the adjusted basis, it will be treated as gain from the sale of the REMIC residual  certificate.  Holders of REMIC residual  certificates may be entitled to distributions early in the term of the related REMIC under  circumstances in which their bases in the REMIC residual  certificates will not be  sufficiently  large that  distributions  will be treated as nontaxable  returns of capital.  Their bases in the REMIC residual  certificates  will initially  equal the amount paid for such REMIC  residual  certificates  and will be increased by their  allocable  shares of taxable income of the trust.  However,  their basis  increases may not occur until the end of the calendar  quarter,  or perhaps the end of the calendar  year,  with respect to which the REMIC taxable  income is allocated to the REMIC residual  certificateholders.  To the extent the REMIC residual certificateholders'  initial bases are less than the  distributions to the REMIC residual  certificateholders,  and increases in the initial bases either occur after  distributions  or,  together with their initial bases,  are less than the amount of the  distributions,  gain will be recognized to the REMIC residual  certificateholders  on those distributions and will be treated as gain from the sale of their REMIC residual certificates.

         The effect of these  rules is that a  certificateholder  may not  amortize  its basis in a REMIC  residual certificate,  but may only recover its basis through  distributions,  through the deduction of its share of any net losses of the REMIC or upon the sale of its REMIC residual  certificate.  See "-- Sales of REMIC  Certificates." For a  discussion  of possible  modifications  of these rules that may require  adjustments  to income of a holder of a
REMIC residual  certificate  other than an original  holder in order to reflect any difference  between the cost of the REMIC residual  certificate to its holder and the adjusted basis the REMIC residual  certificate would have had in the hands of the original holder, see "--General."

                  Excess Inclusions

         Any "excess  inclusions"  with respect to a REMIC residual  certificate  will be subject to federal income tax in all events.

         In general,  the  "excess  inclusions"  with  respect to a REMIC  residual  certificate  for any  calendar quarter will be the excess,  if any, of (i) the sum of the daily portions of REMIC taxable income  allocable to the
REMIC residual  certificate  over (ii) the sum of the "daily  accruals" (as defined below) for each day during that quarter that the REMIC residual  certificate was held by the REMIC residual  certificateholder.  The daily accruals of a REMIC residual  certificateholder  will be determined by allocating to each day during a calendar  quarter its ratable  portion of the product of the "adjusted  issue price" of the REMIC  residual  certificate at the beginning of the  calendar  quarter  and 120% of the  "long-term  Federal  rate" in  effect  on the  closing  date.  For this purpose,  the adjusted  issue price of a REMIC  residual  certificate  as of the beginning of any calendar  quarter will be equal to the issue price of the REMIC  residual  certificate,  increased  by the sum of the daily  accruals for all prior  quarters and  decreased,  but not below zero,  by any  distributions  made with respect to the REMIC residual  certificate  before the beginning of that quarter.  The issue price of a REMIC  residual  certificate  is the initial offering price to the public,  excluding bond houses, brokers and underwriters,  at which a substantial amount of the REMIC residual  certificates  were sold. If less than a substantial  amount of a particular  class of
REMIC  residual  certificates  is sold for cash on or prior to the closing date, the issue price of that class will be  treated  as the fair  market  value of that class on the  closing  date.  The  "long-term  Federal  rate" is an average of current yields on Treasury  securities  with a remaining  term of greater than nine years,  computed and published monthly by the IRS.

         For REMIC residual certificateholders, an excess inclusion:

o   will not be permitted to be offset by deductions, losses or loss carryovers from other activities,

o   will be treated as "unrelated business taxable income" to an otherwise tax-exempt organization and

o   will not be eligible for any rate  reduction or exemption  under any applicable tax treaty with respect to the 30% United States withholding tax imposed on distributions to REMIC residual  certificateholders  that are foreign investors.

         See, however, "--Foreign Investors in REMIC Certificates."

         Furthermore,  for purposes of the alternative minimum tax, (i) excess  inclusions will not be permitted to be offset by the alternative minimum tax net operating loss deduction and  (ii) alternative  minimum taxable income may not be less than the taxpayer's excess inclusions;  provided,  however, that for purposes of (ii),  alternative minimum taxable  income is  determined  without  regard to the special rule that taxable  income cannot be less than excess inclusions.  The latter rule has the effect of preventing  nonrefundable  tax credits from reducing the  taxpayer's income tax to an amount lower than the alternative minimum tax on excess inclusions.

         In the case of any REMIC  residual  certificates  held by a real estate  investment  trust,  the aggregate excess  inclusions  with  respect to the REMIC  residual  certificates,  reduced,  but not below zero,  by the real estate  investment  trust taxable income,  within the meaning of  Section 857(b)(2)  of the Internal  Revenue Code,
excluding  any net capital  gain,  will be  allocated  among the  shareholders  of the trust in  proportion  to the dividends  received by the  shareholders  from the trust,  and any amount so allocated will be treated as an excess inclusion  with  respect  to a  REMIC  residual  certificate  as if  held  directly  by the  shareholder.  Treasury regulations yet to be issued could apply a similar rule to regulated investment  companies,  common trust funds and some cooperatives; the REMIC regulations currently do not address this subject.

                  Noneconomic REMIC Residual Certificates

         Under the REMIC regulations,  transfers of "noneconomic"  REMIC residual  certificates will be disregarded for all federal  income tax purposes if "a  significant  purpose of the transfer  was to enable the  transferor  to impede the  assessment  or  collection  of tax." If the transfer is  disregarded,  the  purported  transferor  will continue  to remain  liable  for any taxes due with  respect  to the  income on the  "noneconomic"  REMIC  residual certificate.  The REMIC regulations provide that a REMIC residual  certificate is noneconomic unless,  based on the prepayment  assumption and on any required or permitted clean up calls, or required qualified  liquidation provided for  in  the  REMIC's  organizational  documents,  (1) the  present  value  of the  expected  future  distributions
(discounted  using the "applicable  Federal rate" for obligations  whose term ends on the close of the last quarter in which excess  inclusions  are expected to accrue with respect to the REMIC residual  certificate,  which rate is computed and published monthly by the IRS) on the REMIC residual  certificate  equals at least the present value of the  expected  tax on the  anticipated  excess  inclusions,  and (2) the  transferor  reasonably  expects  that the transferee  will receive  distributions  with respect to the REMIC  residual  certificate  at or after the time the taxes  accrue  on the  anticipated  excess  inclusions  in an amount  sufficient  to  satisfy  the  accrued  taxes.
Accordingly,  all transfers of REMIC residual certificates that may constitute  noneconomic residual interests will be subject to restrictions  under the terms of the related pooling and servicing  agreement or trust agreement that are intended to reduce the  possibility  of any transfer  being  disregarded.  The  restrictions  will require each party to a transfer  to provide  an  affidavit  that no purpose  of the  transfer  is to impede the  assessment  or collection of tax, including  representations as to the financial  condition of the prospective  transferee,  as to which the transferor also is required to make a reasonable  investigation  to determine the  transferee's  historic payment of its debts and ability to continue to pay its debts as they come due in the future.  Prior to  purchasing a REMIC residual certificate,  prospective  purchasers should consider the possibility that a purported transfer of the REMIC residual  certificate by such a purchaser to another  purchaser at some future date may be disregarded in accordance with the above-described rules which would result in the retention of tax liability by that purchaser.

         The IRS has  issued  final  REMIC  regulations  that add to the  conditions  necessary  to  assure  that a transfer of a noneconomic  residual interest would be respected.  The additional  conditions require that in order to qualify as a safe harbor  transfer of a residual interest the transferee  must represent that it will not cause the income "to be  attributable to a foreign  permanent  establishment  or fixed base (within the meaning of an applicable  income tax treaty) of the transferee or another U.S.  taxpayer" and either  (i) the  amount  received by the transferee be no less on a present  value  basis  (determined  using the  short-term  rate  provided  by
Section 1274(d)  of the Internal  Revenue  Code) than the present  value of the net tax  detriment  attributable  to holding  the  residual interest  reduced by the  present  value of the  projected  payments to be  received  on the residual  interest or (ii) the  transfer is to a domestic  taxable  corporation  with specified large amounts of gross and net assets and that  meets  certain  other  requirements  where  agreement  is made that all future  transfers will be to taxable domestic  corporations  in  transactions  that qualify for the same safe harbor  provision.
Eligibility  for the safe harbor requires,  among other things,  that the facts and circumstances known to the transferor at the time of transfer  not indicate to a reasonable  person that the taxes with  respect to the  residual interest  will not be paid, with an unreasonably low cost for the transfer specifically mentioned as negating eligibility.

         The accompanying  prospectus  supplement will disclose whether offered REMIC residual  certificates may be considered  "noneconomic"  residual  interests  under the REMIC  regulations.  Any disclosure that a REMIC residual certificate will not be considered  "noneconomic" will be based upon some assumptions,  and the depositor will make no  representation  that a REMIC  residual  certificate  will not be considered  "noneconomic"  for purposes of the above-described  rules. See "--Foreign  Investors in REMIC Certificates" for additional  restrictions  applicable to transfers of certain REMIC residual certificates to foreign persons.

                  Mark-to-Market Rules

         The  mark-to-market  requirement  applies to all securities  owned by a dealer,  except to the extent that the dealer has specifically  identified a security as held for investment.  The Mark-to-Market  Regulations provide that for purposes of this mark-to-market  requirement,  a REMIC residual  certificate  acquired on or after January
4, 1995 is not  treated  as a  security  and thus may not be marked to market.  Prospective  purchasers  of a REMIC residual  certificate  are  encouraged to consult  their tax advisors  regarding  the possible  application  of the mark-to-market requirement to REMIC residual certificates.

                  Possible Pass-Through of Miscellaneous Itemized Deductions

         Fees and expenses of a REMIC  generally  will be allocated  to the holders of the related  REMIC  residual certificates.  The applicable Treasury regulations  indicate,  however, that in the case of a REMIC that is similar to a single class  grantor  trust,  all or a portion of those fees and expenses  should be allocated to the holders of the related  REMIC  regular  certificates.  Fees and expenses  will be allocated to holders of the related REMIC residual certificates in their entirety and not to the holders of the related REMIC regular certificates.

         With respect to REMIC residual  certificates  or REMIC regular  certificates  the holders of which receive an  allocation  of fees and expenses in  accordance  with the  preceding  discussion,  if any holder  thereof is an individual,  estate or trust, or a Pass-Through  Entity  beneficially owned by one or more individuals,  estates or trusts,  (i) an amount equal to the  individual's,  estate's or trust's share of fees and expenses will be added to the gross income of that holder and (ii) the  individual's,  estate's or trust's share of fees and expenses will be treated as a  miscellaneous  itemized  deduction  allowable in accordance  with the limitation of Section 67 of the
Internal  Revenue Code,  which permits those deductions only to the extent they exceed in the aggregate two percent of a taxpayer's  adjusted  gross income.  In addition,  Section 68  of the Internal  Revenue Code provides that the amount of itemized  deductions  otherwise  allowable  for an  individual  whose  adjusted  gross  income  exceeds a specified amount will be reduced.  The amount of additional  taxable income reportable by REMIC  certificateholders that are covered by the  limitations  of either  Section 67  or  Section 68  of the  Internal  Revenue  Code may be
substantial.  Furthermore,  in  determining  the  alternative  minimum  taxable  income of such a holder of a REMIC certificate  that is an individual,  estate or trust, or a Pass-Through  Entity  beneficially  owned by one or more individuals,  estates or trusts,  no deduction  will be allowed for such  holder's  allocable  portion of servicing fees and other  miscellaneous  itemized  deductions of the REMIC, even though an amount equal to the amount of such fees and other deductions will be included in the holder's gross income.  Accordingly,  the REMIC  certificates may not be appropriate  investments for individuals,  estates, or trusts, or Pass-Through  Entities  beneficially owned by one or more  individuals,  estates or trusts.  Any  prospective  investors are  encouraged to consult with their tax advisors prior to making an investment in these certificates.

                  Tax and Restrictions on Transfers of REMIC Residual Certificates to Certain Organizations

         If a REMIC residual certificate is transferred to a Disqualified  Organization,  a tax would be imposed in an amount, determined under the REMIC regulations, equal to the product of:

         (1)      the present value, discounted using the "applicable Federal rate" for obligations whose term ends on the close of the last quarter in which excess  inclusions  are expected to accrue with respect to the  certificate,  which rate is  computed  and  published  monthly  by the IRS,  of the total anticipated  excess  inclusions with respect to the REMIC residual  certificate for periods after the transfer; and

         (2)      the highest marginal federal income tax rate applicable to corporations.

         The anticipated  excess  inclusions must be determined as of the date that the REMIC residual  certificate is  transferred  and must be based on  events  that  have  occurred  up to the  time of  transfer,  the  prepayment assumption  and any  required or  permitted  clean up calls or  required  liquidation  provided  for in the REMIC's organizational  documents.  This  tax  generally  would  be  imposed  on  the  transferor  of  the  REMIC  residual certificate,  except that where the  transfer is through an agent for a  Disqualified  Organization,  the tax would instead be imposed on that agent.  However,  a  transferor  of a REMIC  residual  certificate  would in no event be liable for the tax with respect to a transfer if the  transferee  furnishes to the transferor an affidavit that the transferee is not a Disqualified  Organization  and, as of the time of the transfer,  the transferor  does not have actual  knowledge  that the  affidavit is false.  Moreover,  an entity will not qualify as a REMIC unless there are reasonable arrangements designed to ensure that:

o   residual interests in the entity are not held by Disqualified Organizations; and

o   information necessary for the application of the tax described in the base prospectus included in the Registration
Statement will be made available.

         Restrictions  on the transfer of REMIC residual  certificates  and other  provisions  that are intended to meet this requirement will be included in the pooling and servicing agreement, including provisions:

         (1)      requiring any  transferee of a REMIC residual  certificate  to provide an affidavit  representing that it is not a Disqualified Organization and is not acquiring the REMIC residual certificate on behalf of a Disqualified Organization, undertaking to maintain that status and agreeing to obtain a similar affidavit from any person to whom it shall transfer the REMIC residual certificate;

         (2)      providing that any transfer of a REMIC residual certificate to a Disqualified  Organization shall be null and void; and

         (3)      granting to the master servicer the right,  without notice to the holder or any prior holder,  to sell to a purchaser  of its choice any REMIC  residual  certificate  that shall become owned by a
                  Disqualified Organization despite (1) and (2) above.

         In  addition,  if a  Pass-Through  Entity  includes in income  excess  inclusions  with respect to a REMIC residual  certificate,  and a Disqualified  Organization is the record holder of an interest in that entity, then a tax will be  imposed on the  entity  equal to the  product  of  (i) the  amount of excess  inclusions  on the REMIC residual  certificate  that are  allocable  to the  interest in the  Pass-Through  Entity held by the  Disqualified
Organization  and (ii) the  highest  marginal  federal  income tax rate  imposed on  corporations.  A  Pass-Through
Entity  will not be subject to this tax for any  period,  however,  if each  record  holder of an  interest  in the
Pass-Through  Entity furnishes to that Pass-Through  Entity (i) the holder's social security number and a statement under penalties of perjury that the social  security number is that of the record holder or (ii) a  statement under penalties  of perjury  that the record  holder is not a  Disqualified  Organization.  For taxable  years  beginning after December 31,  1997,  notwithstanding the preceding two sentences, in the case of a REMIC residual certificate held  by an  "electing  large  partnership,"  all  interests  in  such  partnership  shall  be  treated  as held by
Disqualified  Organizations,  without regard to whether the record holders of the  partnership  furnish  statements described in the preceding  sentence,  and the amount that is subject to tax under the second preceding sentence is excluded  from the gross  income  of the  partnership  allocated  to the  partners,  in lieu of  allocating  to the partners a deduction for the tax paid by the partners.

                  Sales of REMIC Certificates

         If a REMIC  certificate  is sold, the selling  certificateholder  will recognize gain or loss equal to the difference  between the amount realized (excluding any amount attributable to qualified stated interest, which will be treated as such) on the sale and its adjusted basis in the REMIC  certificate.  The adjusted basis of a REMIC  regular  certificate  generally  will equal the cost of that REMIC  regular  certificate  to that certificateholder,  increased  by income  reported  by the  certificateholder  with  respect to that REMIC  regular certificate,  including  original issue discount and market discount  income,  and reduced,  but not below zero, by distributions on the REMIC regular  certificate  received by the  certificateholder  (in each case, other than any income or distributions attributable to qualified stated interests) and by any amortized  premium.
The adjusted basis of a REMIC residual  certificate  will be determined as described under  "--Taxation of Owners of
REMIC Residual  Certificates--Basis  Rules,  Net Losses and  Distributions."  Except as described below, any gain or loss generally will be capital gain or loss.

         Gain from the sale of a REMIC  regular  certificate  that might  otherwise be capital gain will be treated as  ordinary  income to the extent the gain does not exceed the excess,  if any, of (i) the  amount that would have been  includible in the seller's  income with respect to the REMIC regular  certificate  had income accrued thereon at a rate  equal to 110% of the  "applicable  federal  rate,"  which is  typically  a rate  based on an  average of current  yields on Treasury  securities  having a maturity  comparable  to that of the  certificate,  which rate is computed  and  published  monthly  by the  IRS,  determined  as of the  date  of  purchase  of  the  REMIC  regular certificate,  over (ii) the  amount of ordinary  income  actually  includible  in the seller's  income prior to the sale.  In addition,  gain  recognized  on the sale of a REMIC  regular  certificate  by a seller who  purchased the
REMIC regular  certificate  at a market  discount  will be taxable as ordinary  income to the extent of any accrued and  previously  unrecognized  market  discount  that  accrued  during  the period the  certificate  was held.  See
"--Taxation of Owners of REMIC Regular Certificates-- Market Discount."

         REMIC  certificates  will be "evidences of indebtedness"  within the meaning of  Section 582(c)(1)  of the
Internal  Revenue Code, so that gain or loss  recognized  from the sale of a REMIC  certificate by a bank or thrift institution to which that section applies will be ordinary income or loss.

         A portion of any gain from the sale of a REMIC regular  certificate  that might  otherwise be capital gain may be  treated  as  ordinary  income  to the  extent  that  the  certificate  is held  as  part  of a  "conversion transaction"  within the meaning of Section 1258 of the Internal Revenue Code. A conversion  transaction  generally is one in which the taxpayer has taken two or more  positions in  certificates  or similar  property that reduce or eliminate  market risk, if  substantially  all of the taxpayer's  return is  attributable  to the time value of the taxpayer's net investment in the  transaction.  The amount of gain so realized in a conversion  transaction that is recharacterized  as ordinary  income  generally  will not exceed the amount of interest  that would have accrued on the  taxpayer's  net investment at 120% of the  appropriate  "applicable  Federal rate," which rate is computed and published  monthly  by the IRS,  at the time the  taxpayer  enters  into the  conversion  transaction,  subject  to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.

         Finally,  a taxpayer  may elect to have net  capital  gain taxed at  ordinary  income  rates  rather  than capital gains rates in order to include any net capital gain in total net  investment  income for the taxable year, for  purposes  of the  limitation  on the  deduction  of  interest  on  indebtedness  incurred to purchase or carry property held for investment to a taxpayer's net investment income.

         If the seller of a REMIC residual certificate  reacquires the certificate,  any other residual interest in a REMIC or any  similar  interest  in a "taxable  mortgage  pool" (as defined in  Section 7701(i)  of the  Internal
Revenue  Code)  within six months of the date of the sale,  the sale will be  subject to the "wash  sale"  rules of
Section 1091   of  the  Internal   Revenue  Code.  In  that  event,   any  loss  realized  by  the  REMIC  residual
certificateholders  on the  sale  will  not be  deductible,  but  instead  will  be  added  to the  REMIC  residual certificateholders adjusted basis in the newly-acquired asset.

         Losses on the sale of a REMIC  residual  certificate  in excess of a threshold  amount (which amount could need to be  aggregated  with similar or previous  losses) may require  disclosure of such loss on an IRS Form 8886.
Investors are encouraged to consult with their tax advisors as to the need to file such forms.

                  Prohibited Transactions and Other Possible REMIC Taxes

         The Internal  Revenue Code imposes a prohibited  transactions  tax, which is a tax on REMICs equal to 100%
of the net income derived from prohibited  transactions.  In general,  subject to specified exceptions a prohibited transaction  means the  disposition  of an item of mortgage  collateral,  the receipt of income from a source other than an item of mortgage collateral or other Permitted  Investments,  the receipt of compensation for services,  or gain from the  disposition  of an asset  purchased  with the  payments on the  mortgage  collateral  for  temporary investment  pending  distribution on the REMIC  certificates.  It is not anticipated  that any REMIC will engage in any  prohibited  transactions  in which it would  recognize a material  amount of net  income.  In  addition,  some contributions  to a REMIC made after the day on which the REMIC  issues all of its  interests  could  result in the imposition  of a  contributions  tax,  which is a tax on the REMIC  equal to 100% of the  value of the  contributed property.  Each pooling and servicing  agreement or trust  agreement  will include  provisions  designed to prevent the acceptance of any contributions that would be subject to the tax.

         REMICs  also are  subject  to  federal  income  tax at the  highest  corporate  rate on "net  income  from foreclosure  property,"  determined by reference to the rules  applicable to real estate  investment  trusts.  "Net income from foreclosure  property"  generally means gain from the sale of a foreclosure  property that is inventory property and gross income from foreclosure  property other than qualifying rents and other qualifying  income for a real estate  investment  trust.  It is not anticipated  that any REMIC will recognize "net income from  foreclosure property" subject to federal income tax.

         It is not  anticipated  that any material  state or local  income or franchise  tax will be imposed on any
REMIC.

         To the extent permitted by then applicable laws, any prohibited  transactions tax,  contributions tax, tax on
"net income from  foreclosure  property" or state or local income or franchise tax that may be imposed on the REMIC will be borne by the related master  servicer,  the Certificate  Administrator or the trustee in either case out of its own funds,  provided that the master servicer,  the Certificate  Administrator or the trustee,  as the case may be,  has  sufficient  assets to do so,  and  provided  further  that the tax  arises  out of a breach of the master servicer's,  the Certificate  Administrator's or the trustee's  obligations,  as the case may be, under the related pooling  and  servicing  agreement  or  trust  agreement  and  relating  to  compliance  with  applicable  laws and regulations.  Any tax not borne by the master  servicer, the certificate administrator  or the trustee  will be payable  out of the related  trust resulting in a reduction in amounts payable to holders of the related REMIC certificates.

                  Termination

         A REMIC will terminate  immediately  after the  distribution  date  following  receipt by the REMIC of the final  payment from the mortgage  collateral  or upon a sale of the REMIC's  assets  following  the adoption by the
REMIC of a plan of complete  liquidation.  The last distribution on a REMIC regular  certificate will be treated as a  payment  in  retirement  of a debt  instrument.  In the  case  of a  REMIC  residual  certificate,  if the  last distribution  on the  REMIC  residual  certificate  is less  than  the  certificateholder's  adjusted  basis in the certificate,  the  certificateholder  should be treated as realizing a loss equal to the amount of the  difference, and the loss may be treated as a capital loss.

                  Reporting and Other Administrative Matters

         Solely for purposes of the  administrative  provisions  of the Internal  Revenue  Code,  the REMIC will be treated as a partnership  and REMIC residual  certificateholders  will be treated as partners.  The master servicer or the  Certificate  Administrator,  as  applicable,  will file REMIC  federal  income tax returns on behalf of the related  REMIC  and will act as the "tax  matters  person"  for the REMIC in all  respects,  and may hold a nominal amount of REMIC residual certificates.

         As the tax matters  person,  the master  servicer or the Certificate  Administrator,  as applicable,  will have the authority to act on behalf of the REMIC and the REMIC residual  certificateholders  in connection with the administrative  and  judicial  review of items of  income,  deduction,  gain or loss of the  REMIC,  as well as the
REMIC's classification.  REMIC residual  certificateholders will be required to report the REMIC items consistently with their  treatment  on the related  REMIC's tax return and may in some  circumstances  be bound by a  settlement agreement  between the master servicer,  or the Certificate  Administrator,  as applicable,  as tax matters person, and the IRS concerning any REMIC item.

         Adjustments  made to the  REMIC  tax  return  may  require  a  REMIC  residual  certificateholder  to make corresponding  adjustments  on its return,  and an audit of the REMIC's tax return,  or the  adjustments  resulting from an audit,  could result in an audit of the  certificateholder's  return.  No REMIC will be registered as a tax shelter under  Section 6111 of the Internal  Revenue Code because it is not anticipated  that any REMIC will have a net loss for any of the  first  five  taxable  years of its  existence.  Any  person  that  holds a REMIC  residual certificate  as a nominee for another  person may be  required to furnish to the related  REMIC,  in a manner to be provided in Treasury regulations, the name and address of that person and other information.

         Reporting  of interest  income,  including  any original  issue  discount,  with respect to REMIC  regular certificates  is  required  annually,  and may be  required  more  frequently  under  Treasury  regulations.  These information  reports are required to be sent to individual  holders of REMIC regular certificates and the IRS; holders of REMIC regular certificates that are corporations,  trusts,  securities dealers and other non-individuals will be provided  interest and original issue discount income  information  and the information in the following  paragraph upon request in accordance with the  requirements of the applicable  regulations.  The information must be provided by the later of 30 days after the end of the quarter for which the  information  was requested,  or two weeks after the receipt of the request.  The REMIC must also comply with rules  requiring  certain  information  to be reported to the IRS.  Reporting  with respect to the REMIC  residual  certificates,  including  income,  excess  inclusions, investment  expenses  and  relevant  information  regarding  qualification  of the  REMIC's  assets will be made as required under the Treasury regulations, typically on a quarterly basis.

         As  applicable,  the REMIC  regular  certificate  information  reports  will  include a  statement  of the adjusted issue price of the REMIC regular  certificate at the beginning of each accrual  period.  In addition,  the reports will  include  information  required by  regulations  with  respect to computing  the accrual of any market discount.  Because  exact  computation  of the  accrual of market  discount  on a constant  yield  method  requires information  relating to the holder's  purchase price that the master servicer,  or the Certificate  Administrator, as  applicable,  will not have,  the  regulations  only  require that  information  pertaining  to the  appropriate proportionate  method of  accruing  market  discount  be  provided.  See  "--Taxation  of  Owners  of REMIC  Regular
Certificates--Market Discount."

         The responsibility  for complying with the foregoing  reporting rules will be borne by the master servicer or the  Certificate  Administrator.  Certificateholders  may request any  information  with  respect to the returns described in  Section 1.6049-7(e)(2)  of the  Treasury  regulations.  Any request  should be directed to the master servicer or Certificate  Administrator,  as applicable,  at Residential Funding  Corporation,  8400 Normandale Lake
Boulevard, Suite 250, Minneapolis, Minnesota 55437.

                  Backup Withholding with Respect to REMIC Certificates

         Payments of interest and principal,  as well as payments of proceeds from the sale of REMIC  certificates, may be subject to the "backup  withholding  tax" under  Section 3406 of the Internal  Revenue Code if recipients of payments fail to furnish to the payor certain  information,  including their taxpayer  identification  numbers,  or otherwise  fail to establish an exemption from the tax. Any amounts  deducted and withheld from a  distribution  to a recipient would be allowed as a credit against the  recipient's  federal income tax.  Furthermore,  penalties may be imposed by the IRS on a recipient  of payments  that is required to supply  information  but that does not do so in the proper manner.

                  Foreign Investors in REMIC Certificates

         A REMIC  regular  certificateholder  that is not a United  States  person  and is not  subject  to federal income tax as a result of any direct or indirect  connection  to the United  States in addition to its ownership of a REMIC  regular  certificate  will not be  subject  to  United  States  federal  income  or  withholding  tax on a distribution  on a REMIC  regular  certificate,  provided  that the holder  complies to the extent  necessary  with certain  identification  requirements,  including delivery of a statement,  signed by the  certificateholder  under penalties of perjury,  certifying that the  certificateholder  is not a United States person and providing the name and address of the  certificateholder;  this  statement  is  generally  made on IRS Form W-8BEN and must be updated whenever  required  information has changed or within three calendar years after the statement is first  delivered.
For these  purposes,  United  States  person  means a citizen or  resident  of the United  States,  a  corporation, partnership  or other entity  created or organized in, or under the laws of, the United  States,  any state thereof or the  District  of  Columbia,  except,  in the case of a  partnership,  to the extent  provided  in  regulations, provided that, for purposes  solely of the  restrictions on the transfer of residual  interests,  no partnership or other entity  treated as a partnership  for United States  federal income tax purposes shall be treated as a United
States person  unless all persons that own an interest in such  partnership  either  directly or through any entity that is not a corporation  for United States federal  income tax purposes are required by the applicable  operating agreement to be United  States  persons or an estate whose income is subject to United  States  federal  income tax regardless of its source,  or a trust if a court within the United States is able to exercise  primary  supervision over the  administration  of the trust and one or more United  States  persons  have the  authority  to control all substantial  decisions of the trust.  To the extent  prescribed  in  regulations  by the Secretary of the Treasury, which  regulations have not yet been issued, a trust which was in existence on August 20,  1996 (other than a trust treated as owned by the grantor  under  subpart E of part I of  subchapter J  of chapter 1 of the Internal  Revenue
Code),  and which was treated as a United States person on August 19,  1996, may elect to continue to be treated as a United  States  person  notwithstanding  the previous  sentence.  It is possible that the IRS may assert that the foregoing  tax  exemption  should not apply with respect to a REMIC regular  certificate  held by a REMIC  residual certificateholder  that owns directly or indirectly a 10% or greater  interest in the REMIC residual  certificates.
If the holder does not  qualify for  exemption,  distributions  of  interest,  including  distributions  of accrued original  issue  discount,  to the  holder may be subject  to a tax rate of 30%,  subject  to  reduction  under any applicable tax treaty.

         Special rules apply to partnerships,  estates and trusts, and in certain  circumstances  certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof.

         In addition,  the  foregoing  rules will not apply to exempt a United States  shareholder  of a controlled foreign  corporation  from taxation on the United States  shareholder's  allocable  portion of the interest  income received by the controlled foreign corporation.

         Further,  it  appears  that a  REMIC  regular  certificate  would  not be  included  in  the  estate  of a
nonresident   alien   individual   and  would  not  be   subject  to  United   States   estate   taxes.   However,
certificateholders  who are nonresident alien individuals are encouraged to consult their tax advisors  concerning this question.

         Transfers  of REMIC  residual  certificates  to  investors  that are not  United  States  persons  will be prohibited under the related pooling and servicing agreement or trust agreement.

         This opinion letter is based on the facts and  circumstances  set forth in the base prospectus included in the Registration Statement and in the other documents  reviewed  by us.  Our  opinion  as to the  matters  set forth herein  could  change  with  respect to a particular  Series  of Notes as a result  of  changes  in facts  and circumstances,  changes  in the  terms of the documents  reviewed by us, or changes in the law  subsequent  to the date hereof.  As the  Registration  Statement contemplates  Series of Certificates with numerous  different  characteristics, the particular  characteristics  of each Series of Certificates must be considered  in  determining  the  applicability of this opinion to a particular Series of Certificates.

         In rendering the foregoing  opinions,  we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America.

         We hereby  consent to the filing of this opinion  letter as an exhibit to the  Registration  Statement and to the use of our name wherever appearing in the Registration  Statement and the base prospectus  contained therein.  In giving such consent,  we do not consider that we are  "experts",  within the meaning of the term as used in the Act or the rules and  regulations of the Commission  issued  thereunder,  with respect to any part of the  Registration
Statement, including this opinion letter as an exhibit or otherwise.

                                                     Very truly yours,

                                                     /s/ MAYER, BROWN, ROWE & MAW LLP